EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Emtec, Inc 2006 Stock-Based Incentive Compensation Plan of our report dated December 2, 2005, with respect to the consolidated financial statements of Emtec, Inc. included in its Annual Report (Form 10-K), as amended in Form 10-K/A for the year ended August 31, 2005, the period from April 17, 2004 to August 31, 2004 (Successor Period) and the period from September 1, 2003 to April 16, 2004 (Predecessor Period), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Philadelphia, Pennsylvania

August 2, 2006